UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   October 19, 2004

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-03389	11-6040273
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Crossways Park West, Woodbury, New York		11797-2055
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (516) 390-1400

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.

The disclosure contained in Item 2.03 is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 19, 2004, Weight Watchers International, Inc. (the “Company”) entered into the Supplement (the “Supplement”) to the Fifth Amended and Restated Credit Agreement, dated as of January 21, 2004 (the “Credit Facility”), among the Company, certain lenders thereto, Credit Suisse First Boston, as the syndication agent under the Credit Facility, and The Bank Of Nova Scotia, as the administrative agent and lead arranger for the additional facility under the Supplement.  The additional facility is in the amount of $150 million and will carry an interest rate equal to LIBOR plus 1.50% per annum or, at the Company’s option, the alternate base rate, as defined, plus 0.50% per annum.  The maturity date for the additional facility is March 31, 2010, the same date as the Credit Facility.

The Credit Facility, as entered into on January 21, 2004, contains customary covenants, including covenants that in certain circumstances restrict the Company’s ability to incur additional indebtedness, pay dividends on and redeem capital stock, make other restricted payments, including investments, sell its assets and enter into consolidations, mergers and transfers of all or substantially all of its assets. The Credit Facility also requires the Company to maintain specified financial ratios and satisfy financial condition tests.  The Credit Facility contains customary events of default.  Upon the occurrence of an event of default under the Credit Facility, the lenders may cease making loans and declare amounts outstanding to be immediately due and payable.  These provisions are applicable to the Supplement as well.

Other than the Credit Facility and the Supplement, there is no material relationship between the Company and the other parties to the Supplement.  From time to time, the Company conducts other investment-banking or other business with Credit Suisse First Boston, The Bank of Nova Scotia and some of the other lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WEIGHT WATCHERS INTERNATIONAL, INC.

DATED: October 22, 2004	By:	/s/ Robert W. Hollweg
	Name:	Robert W. Hollweg
	Title:	Vice President, General Counsel and Secretary